Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2023, with respect to the consolidated financial statements of SharkNinja Global SPV, Ltd. included in the Registration Statement (Form F-1) and related Prospectus of SharkNinja, Inc. for the registration of its ordinary shares.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 28, 2023